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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION                                   ------------------------------
                             Washington, D.C. 20549                                                 OMB APPROVAL
                                                                                            ------------------------------
                                   SCHEDULE 13G                                             OMB Number:         3235-0145
                                                                                            ------------------------------
                                                                                            Expires:     October 31, 2002
                                                                                            ------------------------------
                                                                                            Estimated average burden
                                                                                            hours per response.......14.9
                                                                                            ------------------------------

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                            Artisan Components, Inc.
----------------------------------------------------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
----------------------------------------------------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   042923 10 2
----------------------------------------------------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
----------------------------------------------------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ].........Rule 13d-1(b)

         [X].........Rule 13d-1(c)

         [ ].........Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule 13G                                                                                                Page 2 of 4



CUSIP No.   042923 10 2
-------------------------------------------------------------------------------------------------------------------------

         1.   Names of Reporting Persons.  I.R.S. Identification Nos. of above persons (entities only).

              John G. Malecki

-------------------------------------------------------------------------------------------------------------------------

         2.   Check the Appropriate Box if a Member of a Group (See Instructions)   (a)  [ ]   (b)  [ ]

-------------------------------------------------------------------------------------------------------------------------

         3.   SEC Use Only

-------------------------------------------------------------------------------------------------------------------------

         4.   Citizenship or Place of Organization  U.S.A.

------------------ ------------------------------------------------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With               5.    Sole Voting Power  871,699

                  ------------------------------------------------------------------------------------------------------

                   6.    Shared Voting Power  0

                  ------------------------------------------------------------------------------------------------------

                   7.    Sole Dispositive Power  871,699

                   ------------------------------------------------------------------------------------------------------

                   8.    Shared Dispositive Power  0

------------------ ------------------------------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person  871,699

-------------------------------------------------------------------------------------------------------------------------

         10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11)  5.9%

-------------------------------------------------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)

              IN

-------------------------------------------------------------------------------------------------------------------------

Schedule 13G                                                                                                Page 3 of 4


Item 1.

       (a)    Name of Issuer:  ARTISAN COMPONENTS, INC.

       (b)    Address of Issuer's Principal Executive Offices:  1195 BORDEAUX DRIVE, SUNNYVALE, CA 94089

Item 2.

       (a)    Name of Person Filing:  JOHN G. MALECKI

       (b)    Address of Principal  Business  Office or, if none,  Residence:  1195 BORDEAUX DRIVE,  SUNNYVALE,  CA
              94089

       (c)    Citizenship:  U.S.A.

       (d)    Title of Class of Securities:  COMMON STOCK, $0.001 PAR VALUE

       (e)    CUSIP Number:  042923 10 2

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

       (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c)    [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

       (d)    [ ] Investment  company  registered under section 8 of the Investment  Company Act of 1940 (15 U.S.C.
                  80a-8).

       (e)    [ ] An investment advisor in accordance withss.240.13d-1(b)(1)(ii)(E);

       (f)    [ ] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

       (g)    [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

       (h)    [ ] A savings  associations  as defined in Section  3(b) of the  Federal  Deposit  Insurance  Act (12
                  U.S.C. 1813);

       (i)    [ ] A church  plan  that is  excluded  from the  definition  of an investment  company under section  3(c)(14) of the  Investment Company Act of 1940 (15 U.S.C. 80a-3);

       (j)    [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owed:   871,699
                                         ---------
       (b)    Percent of class:  5.9%
                                 ------
       (c)    Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote  871,699
                                                              --------

              (ii)  Shared power to vote or to direct the vote  0
                                                                ----

              (iii) Sole  power to  dispose or to direct the disposition of   871,699
                                                                              --------

              (iv)  Shared power to dispose or to direct the disposition of  0
                                                                             -------

Schedule 13G                                                         Page 4 of 4



Item 5.    Ownership of Five Percent or Less of a Class

NOT APPLICABLE

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

NOT APPLICABLE

Item 8.    Identification and Classification of Members of the Group

NOT APPLICABLE

Item 9.    Notice of Dissolution of Group

NOT APPLICABLE

Item 10.   Certification

NOT APPLICABLE


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        3/12/01
                                        --------------------------------------
                                                         Date

                                                   /s/John G. Malecki
                                        --------------------------------------
                                                       Signature

                                                    John G. Malecki
                                        --------------------------------------
                                                      Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)